Exhibit 99.1

Southside Bancshares, Inc. to Present at Midwest 2005 Super-Community Bank Investor Conference

TYLER, TX, February 28, 2005 – Southside Bancshares, Inc. (NASDAQ: SBSI), will be presenting in the Midwest 2005 Super-Community Bank Conference in Chicago, Illinois, on March 1st and 2nd. Sam Dawson, President and COO and Lee. R. Gibson, EVP and CFO, of Southside Bancshares, Inc. are scheduled to present on Tuesday, March 1st at approximately 10:30 a.m. CT.

The presentation will be webcast and may be accessed at http://www.super-communitybanking.com/midwest.htm. To listen to the live webcast, please go to the website at least fifteen minutes early to download and install any necessary software. The presentation will also be available on Southside Bancshares, Inc. Corporate website (http://www.southside.com/investor) both live and in archive for 30 days following the event.

About the Company
Southside Bancshares, Inc. is a $1.6 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-eight banking centers in East Texas. To learn more about Southside Bancshares, Inc., please visit our investor relations website at http://www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “believe,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either globally, nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, adverse changes in Government Sponsored Enterprises (the “GSE’s”) status or financial condition impacting the GSE’s guarantees or ability to pay or issue debt, economic or other disruptions caused by acts of terrorism or military actions in Iraq, Afghanistan or other areas, changes in the interest rate yield curve or interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.